Date: November 11, 2015	Media Contact:
Michael Kinney
(732) 938-1031
mkinney@njresources.com
Investor Contacts:
Joanne Fairechio
(732) 378-4967
jfairechio@njresources.com

Dennis Puma
732-938-1229
dpuma@njresources.com

NEW JERSEY RESOURCES ANNOUNCES EXECUTIVE PROMOTIONS

WALL, NJ - New Jersey Resources (NYSE: NJR) today announced the promotions of Patrick Migliaccio, who will serve as the Company’s Senior Vice President and Chief Financial Officer and Thomas J. Massaro will serve as the new Senior Vice President-Marketing, Customer Service and Energy Efficiency. Both executive promotions are effective January 1, 2016. In addition, Amanda E. Mullan has been appointed Chief Human Resources Officer, effective immediately. Glenn C. Lockwood will remain with the Company as Executive Vice President. Mr. Lockwood, who joined NJR in 1988 and has served as Chief Financial Officer since 1995, currently plans to retire in January 2017.

Mr. Migliaccio will be responsible for the leadership and management of all the Company’s financial-related functions, including finance, accounting, tax, treasury, risk management and investor relations. He joined NJR as Controller of Unregulated Operations in April 2009. He was named Corporate Controller in January 2012 and Treasurer in August 2013.

Mr. Massaro will oversee the Company’s marketing, customer service and energy efficiency efforts. He joined New Jersey Natural Gas (NJNG) as a Management Engineer in 1989, and has held the position of Vice President of Marketing and Energy Efficiency since July 2007. Previously, he also served as Treasurer of NJNG, Vice President of Corporate Strategy and President of NJR Home Services.

Ms. Mullan will continue to lead and manage the Company’s human resources and personnel functions. She joined NJR in 2015 after serving in executive leadership roles in the area of human resources for over 20 years.

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“Pat, Tom and Amanda continue to distinguish themselves with sound leadership, proven expertise and a commitment to excellence,” said Laurence M. Downes, chairman and CEO of New Jersey Resources. “I am confident that they will serve our customers and shareowners well in their new positions. Our Company is fortunate to have talented people like Pat, Tom and Amanda as a part of our team.”
About New Jersey Resources
New Jersey Resources (NYSE: NJR) is a Fortune 1000 company that provides safe and reliable natural gas and clean energy services, including transportation, distribution and asset management. With annual revenues in excess of $3 billion, NJR is comprised of five primary businesses:

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New Jersey Natural Gas is NJR’s principal subsidiary that operates and maintains over 7,000 miles of natural gas transportation and distribution infrastructure to serve over half a million customers in New Jersey’s Monmouth, Ocean and parts of Morris and Middlesex counties.

•	NJR Energy Services manages a diversified portfolio of natural gas transportation and storage assets and provides physical natural gas services to its customers across North America.

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NJR Clean Energy Ventures invests in, owns and operates solar and onshore wind projects with a total capacity of over 130 megawatts, providing residential and commercial customers with low-carbon solutions.

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NJR Midstream serves customers from local distributors and producers to electric generators and wholesale marketers through its equity ownership in a natural gas storage facility and its stake in Dominion Midstream Partners, L.P.

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NJR Home Services provides heating, central air conditioning, standby generators, solar and other indoor and outdoor comfort products to residential homes and businesses throughout New Jersey and serves approximately 117,000 service contract customers.

NJR and its nearly 1,000 employees are committed to helping customers save energy and money by promoting conservation and encouraging efficiency through Conserve to Preserve® and initiatives such as The SAVEGREEN Project® and The Sunlight Advantage®.
For more information about NJR:
Visit www.njresources.com.
Follow us on Twitter @NJNaturalGas.
“Like” us on facebook.com/NewJerseyNaturalGas.
Download our free NJR investor relations app for iPad, iPhone and Android.

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